Exhibit 10.9

CONFIDENTIAL — EXECUTED VERSION

Confidential Materials omitted and filed separately with

the Securities and Exchange Commission. Asterisks denote omissions.

LICENSE AGREEMENT

BY AND AMONG

WYETH, ACTING THROUGH ITS WYETH PHARMACEUTICALS DIVISION;

WYETH PHARMACEUTICALS COMPANY, INC.;

WYETH-WHITEHALL PHARMACEUTICALS INC.;

and

WYETH PHARMACEUTICALS COMPANY

(on the one hand)

AND

TEVA PHARMACEUTICAL INDUSTRIES LTD.

and

TEVA PHARMACEUTICALS USA, INC.

(on the other hand)

January 13, 2006

LICENSE AGREEMENT

i

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	1.43.	“Teva DMF”		6
	1.44.	“Teva Indemnitees”		6
	1.45.	“Third Party”		6
	1.46.	[**]: [**] provided, however, that such [**]		6
	1.47.	“Transaction Agreements”		6
	1.48.	“Valid Claim”		6
	1.49.	“Wyeth Indemnitees”		6
	1.50.	“Wyeth IP”		6
	1.51.	“XR ANDA”		6
	1.52.	“[**]”		6
	1.53.	“XR Entry Date”		6
	1.54.	“XR IP”		7
	1.55.	“XR New Indication”		7
	1.56.	“XR Patent Termination Date”		7
	1.57.	“XR Product”		7
	1.58.	“XR Reference Product”		7

2.	RIGHTS GRANTED.			7
	2.1.	IR Product Rights.		7
		2.1.1.	Exclusive Commercialization License	7
		2.1.2.	Manufacturing License	8
		2.1.3.	Regulatory Licenses and Waivers	8
		2.1.4.	Preparation for Launch	8
		2.1.5.	Covenant Not To Sue	8
		2.1.6.	IR New Indications	9
	2.2.	XR Product Rights.		10
		2.2.1.	Exclusive Commercialization License	10
		2.2.2.	Nonexclusive Commercialization License	10
		2.2.3.	Manufacturing License	10
		2.2.4.	Regulatory Licenses and Waivers	10
		2.2.5.	Limitation on Licenses	11
		2.2.6.	Preparation for Launch	11
		2.2.7.	Covenant Not To Sue	11
		2.2.8.	XR New Indications	12
	2.3.	Sales Outside of Licensed Territory.		12
	2.4.	Retained Rights.		13

3.	CONSIDERATION.			13
	3.1.	Payments.		13
		3.1.1.	IR Product	13
		3.1.2.	XR Product	14
	3.2.	[**].		14
	3.3.	[**].		14
	3.4.	Reports and Payments.		14
	3.5.	Late Payments.		14
	3.6.	Taxes.		14
	3.7.	Record Keeping by Teva; Audits.		15

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	3.8.	Record Keeping by Wyeth; Audits.		15

4.	REGULATORY MATTERS; COMMERCIALIZATION.			17
	4.1.	ANDA Approvals.		17
		4.1.1.	IR Product	17
		4.1.2.	XR Product	17
	4.2.	Regulatory Reporting; Pharmacovigilance.		17
		4.2.1.	IR Product	17
		4.2.2.	XR Product	18
	4.3.	Regulatory Approvals.		18

5.	MANUFACTURING.			19
	5.1.	Manufacturing Responsibility.		19

6.	INTELLECTUAL PROPERTY.			19
	6.1.	Prosecution and Maintenance of Patent Rights.		19
	6.2.	Enforcement of Patent Rights.		19
	6.3.	Patent Rights.		19
	6.4.	Trademarks.		20

7.	CONFIDENTIALITY.			20
	7.1.	Nondisclosure and Nonuse Obligations.		20
	7.2.	Permitted Disclosures.		21
	7.3.	Return of Confidential Information.		21
	7.4.	Disclosure of Agreement.		21

8.	REPRESENTATIONS, WARRANTIES AND COVENANTS.			21
	8.1.	Representations and Warranties of Both Parties.		21
	8.2.	Representations and Warranties of Wyeth.		22
	8.3.	Representation by Legal Counsel.		22
	8.4.	No Other Warranties.		22

9.	TERM AND TERMINATION.			23
	9.1.	Term.		23
	9.2.	Termination.		23
		9.2.1.	Material Breach	23
		9.2.2.	Bankruptcy	23
	9.3.	Effects of Termination.		23
	9.4.	Effects of Bankruptcy.		24

10.	OTHER PATENT RIGHTS.			24

11.	INDEMNIFICATION AND INSURANCE.			24
	11.1.	Indemnification.		24
		11.1.1.	Responsibility	24
		11.1.2.	Indemnification by Wyeth	24
		11.1.3.	Indemnification by Teva	25
	11.2.	Insurance.		25
	11.3.	Limitation of Liability.		25

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12.	GOVERNING LAW; DISPUTE RESOLUTION.			25
	12.1.	Governing Law; Jurisdiction.		25
	12.2.	Dispute Resolution.		26
	12.3.	Injunctive Relief.		26
		12.3.1.	Against Wyeth	26
		12.3.2.	Against Teva	26

13.	MISCELLANEOUS.			27
	13.1.	[**].		27
		13.1.1.	[**]	27
		13.1.2.	[**].	27
		13.1.3.	[**]	27
		13.1.4.	Miscellaneous.	27
	13.2.	Assignment.		27
		13.2.1.	Assignment by Teva	27
		13.2.2.	Assignment by Wyeth	27
		13.2.3.	Binding Nature of Assignment	28
	13.3.	No Waiver.		28
	13.4.	Severability.		28
	13.5.	Relationship Between The Parties.		28
	13.6.	Correspondence and Notices.		28
	13.7.	Entire Agreement; Amendments.		30
	13.8.	Headings; Defined Terms.		30
	13.9.	Counterparts.		30
	13.10.	Further Actions.		30
	13.11.	References to ANDAs and NDAs.		30

LICENSE AGREEMENT

LICENSE AGREEMENT

(United States)

This License Agreement (this “Agreement”) is entered into as of January 13, 2006 (the “Effective Date”), by and among Wyeth, acting through its Wyeth Pharmaceuticals Division, having a place of business at 500 Arcola Road, Collegeville, Pennsylvania 19426 (“Wyeth Pharmaceuticals”), Wyeth Pharmaceuticals Company, Inc., having a place of business at Road No. 3, KM. 142.1, Guayama, Puerto Rico 00784 (“WPCI”), Wyeth-Whitehall Pharmaceuticals Inc., having a place of business at Road No. 3, KM. 142.1, Guayama, Puerto Rico 00784 (“Wyeth-Whitehall”) and Wyeth Pharmaceuticals Company, having a place of business at Road No. 3, KM. 142.1, Guayama, Puerto Rico 00784 (“WPC”) on the one hand, and Teva Pharmaceutical Industries Ltd. (“Teva Ltd.”), having a place of business at 5 Basel St. Petach Tikva 49131, Israel and Teva Pharmaceuticals USA, Inc. (“Teva USA”), having a place of business at 1090 Horsham Road, North Wales, PA 19454, on the other hand. Wyeth Pharmaceuticals, WPCI, Wyeth-Whitehall and WPC may be referred to herein collectively as “Wyeth”. Teva Ltd. and Teva USA may be referred to herein collectively as “Teva”. Wyeth and Teva may each be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Parties have agreed to amicably settle patent litigation currently ongoing between them and on October 18, 2005 entered into a Binding Term Sheet (the “Term Sheet”) in connection therewith; and

WHEREAS, in connection with such settlement, Wyeth is willing to grant, and Teva is willing to receive, subject to the terms and conditions set forth in this Agreement, a license to enable Teva to sell certain products in the Territory (as defined below) to its distributors and other customers for ultimate sale to consumers in the Territory; and

WHEREAS, the Term Sheet requires the Parties to negotiate and enter into a number of definitive agreements, including this Agreement.

WHEREAS, the Parties attached a copy of this Agreement to the Settlement Agreement (as defined hereinafter) for submission to the Court (as defined in the Settlement Agreement)] on December 6, 2005.

WHEREAS, subsequent to the approval of this Agreement by the Court as provided in the Settlement Agreement, the Parties have (i) as provided in Section 2.H of the Settlement Agreement, as amended, agreed to a revised Section 13.1 of this Agreement, and (ii) agreed to a revised Section 13.6 of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and stipulations set forth herein, and in the Settlement Agreement (as defined hereinafter),the receipt and legal sufficiency of which are hereby mutually acknowledged, Wyeth and Teva hereby agree as follows:

1.	DEFINITIONS.

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1.	“AB Rated” shall mean “therapeutically equivalent” as evaluated by FDA, applying the definition of “therapeutically equivalent” set forth in the Preface to the current edition of the FDA publication “APPROVED DRUG PRODUCTS WITH THERAPEUTIC EQUIVALENCE EVALUATIONS” (the “Orange Book”), as such requirements may be amended in the future.

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1.2.	“Affiliate” shall mean with respect to any person or entity, any other person or entity which controls, is controlled by or is under common control with such person or entity. A person or entity shall be regarded as in control of another entity if it owns or controls at least fifty percent (50%) of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority), provided, however, that if local law restricts foreign ownership, control shall be established by both (i) having direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests and (ii) having the power to direct and control the management and policies of such foreign entity, and provided further, however, that the term “Affiliate” shall not include subsidiaries or other entities in which a Party or its Affiliates owns a majority of the ordinary voting power necessary to elect a majority of the board of directors or other governing board, but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

1.3.	“ANDA” shall mean an Abbreviated New Drug Application as defined in the U.S. Federal Food, Drug and Cosmetic Act, as amended, and all applicable regulations promulgated thereunder.

1.4.	“Applicable Law” shall mean all applicable provisions of all statutes, laws, rules, regulations, administrative codes, ordinances, decrees, orders, decisions, guidance documents (including FDA guidance documents), injunctions, awards judgments, and permits and licenses of or from governmental authorities relating to the use or regulation of the subject item.

1.5.	“Audit Period” shall have the meaning set forth in Section 3.7.

1.6.	“Authorized Generic Product” shall mean, with respect to IR Reference Product or XR Reference Product (in any dosage strength), as applicable, any product marketed or sold by or under license, waiver or other actual or effective authorization of, or supplied by or on behalf of, Wyeth or any of Wyeth’s Affiliates or licensees, as IR Reference Product or XR Reference Product, as applicable, as a generic in the Territory (other than by Teva or Teva’s Affiliates pursuant to this Agreement) not under the Effexor® trademark.

1.7.	“Business Day” or “business day” shall mean any day other than a day which is a Saturday, a Sunday or a day on which banks in New York City, New York or Israel are authorized or obligated by law or executive order to not open or remain closed.

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1.8.	“Compound” shall mean venlafaxine hydrochloride and any form thereof including polymorphs and solvates, and other pharmaceutically acceptable salts of venlafaxine and any form thereof including polymorphs and solvates.

1.9.	“Compound Patent Termination Date” shall mean the date on which there are no more Valid Claims of U.S. Patent No. 4,535,186 that, but for the licenses contained herein, would be infringed by the manufacture, use, sale, offer for sale or importation of IR Product.

1.10.	“Confidential Information” shall mean any and all confidential information regarding, related to, or associated with the Compound, any Product, the IR Reference Product, the XR Reference Product, the Wyeth IP and/or this Agreement (other than the terms and conditions hereof, which shall be subject to Section 7.4) that (i) is disclosed by the Disclosing Party to the Receiving Party or otherwise obtained by the Receiving Party from the Disclosing Party as of and after the Signing Date or before the Signing Date in connection with the Litigation or settlement thereof or (ii) was disclosed by or on behalf of the Disclosing Party to the Receiving Party or the Receiving Party’s attorneys in connection with the Litigation, whether or not covered by a protective order or other similar order issued with respect thereto.

1.11.	“Cost of Goods Sold” shall mean, as applicable, (i) the costs incurred by Teva in manufacturing IR Products sold by Teva or its Affiliates in the Territory under this Agreement, provided, however, [**], or (ii) the costs incurred by Teva in manufacturing XR Products sold by Teva or its Affiliates in the Territory under this Agreement (including all applicable [**]). In calculating costs incurred in manufacturing IR Products or XR Products only those cost elements described in Exhibit 1.11 shall be included.

1.12.	“Disclosing Party” shall mean the Party who is disclosing its Confidential Information to the Receiving Party.

1.13.	“FDA” shall mean the United States Food and Drug Administration or any successor agency thereto.

1.14.	“[**]” shall have the meaning [**].

1.15.	“IR ANDA” shall mean ANDA No. 76-690 filed with the FDA by Teva, which ANDA seeks approval to market the IR Product.

1.16.	“IR Entry Date” shall mean the earlier of (i) June 15, 2006, or (ii) [**] in which [**] as compared to [**].

1.17.	“IR IP” shall mean (i) Patent Rights under U.S. Patent No. 4,535,186, (ii) all other U.S. Patent Rights owned or controlled as of the Signing Date or as of the Settlement Effective Date by Wyeth or any of its Affiliates that, but for the licenses contained herein, would be infringed by, the manufacture, use, sale, offer for sale or importation of any IR Product (including Compound to the extent

LICENSE AGREEMENT

necessary to manufacture IR Product), and (iii) all U.S. Patent Rights, claiming (directly or indirectly) priority to such U.S. patent and U.S. Patent Rights identified in clause (i) and (ii) or any of the applications to which any such U.S. patent or U.S. Patent Rights claim (directly or indirectly) priority, that, but for the licenses contained herein, would be infringed by the manufacture, use, sale, offer for sale or importation of any IR Product (including Compound to the extent necessary to manufacture IR Product).

1.18.	“IR New Indication” shall have the meaning set forth in Section 2.1.5.

1.19.	“IR Product” shall mean the immediate release tablet, which tablet contains venlafaxine hydrochloride as its sole active ingredient and is marketed by Teva or any of its Affiliates as a generic product AB Rated to IR Reference Product (in any dosage strength) in the Territory. For the sake of clarity, IR Product shall not include any IR Reference Product.

1.20.	“IR Reference Product” shall mean the immediate release tablet containing, as its sole active ingredient, venlafaxine hydrochloride equivalent to either 25mg, 37.5mg, 50mg, 75mg or 100mg of venlafaxine (or other approved dosage strengths) which tablet is marketed in the Territory by Wyeth or any of its Affiliates or licensees as Effexor® under NDA No. 20-151.

1.21.	“Liability” shall have the meaning set forth in Section 11.1.2.

1.22.	“Litigation” shall mean that certain civil action for patent infringement brought by Wyeth against Teva in the United States District Court for the District of New Jersey which is referenced as Wyeth v. Teva, et al. (Civil Action No. 03-CV-1293(WJM)) and is the subject of the Settlement Agreement.

1.23.	“MDD” shall mean major depressive disorder.

1.24.	“Net Sales” shall mean the aggregate gross sales of the amounts invoiced for the sale of XR Products and IR Products by Teva or any of its Affiliates in arm’s length transactions with Third Parties (“Gross Sales”) for use in the Territory, less reasonable estimates for the following: (i) cash discounts (ii) adjustments on account of price adjustments, billing adjustments, or shelf stock adjustments (iii) returns, shortages or rejected/damaged goods (iv) chargebacks (v) rebates, promotional allowances, administrative fee arrangements, and similar payments to all direct and indirect customers, including wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, Medicaid or Medicare or similar type programs. In the event that Teva sells XR Product or IR Product as part of a bundle or group sale with other products not covered by this Agreement, [**] such XR Product or IR Product [**]. Net Sales shall be determined using the accrual method of accounting determined in a manner consistent with Teva’s practice for its other pharmaceutical products. Sales of Product(s) by and between Teva and its Affiliates are not sales to Third Parties and shall be

LICENSE AGREEMENT

excluded from Net Sales calculations for all purposes, it being understood that the sale of a Product by Teva or any of its Affiliates to a Third Party shall be utilized in calculating Net Sales under this Agreement.

1.25.	“[**]” shall mean the first day by when both of the following have occurred: (i) [**], and (ii) Next Generation XR Product is [**].

1.26.	“[**]” shall mean [**], in each case, [**] from Wyeth [**].

1.27.	“[**]” shall have the meaning [**].

1.28.	“[**]” shall have the meaning [**].

1.29.	“Other Patent Rights” shall mean those Patent Rights [**] after the Settlement Effective Date, [**].

1.30.	“Patent Rights” shall mean all patents and patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all patents granted thereon, and all patents-of-addition, reissues, reexaminations, extensions and extended exclusivities (including supplementary protection certificates and pediatric extensions) or restorations by existing or future extension or restoration mechanisms.

1.31.	“Patents In Suit” shall mean U.S. Patents 6,274,171 B1, 6,403,120 B1, and 6,419,958 B2.

1.32.	“Product” shall mean the IR Product and/or the XR Product, as the context requires.

1.33.	“Profits” shall mean, with respect to any Product sold by Teva or any of Teva’s Affiliates, Net Sales of such Product less the Costs of Goods Sold for such Product.

1.34.	“Receiving Party” shall mean the Party who is receiving Confidential Information from the Disclosing Party.

1.35.	“[**]” shall mean gross sales of [**].

1.36.	“[**]” shall mean [**] in any way and [**] directly or indirectly, [**] marketed as a generic product [**].

1.37.	“[**]” shall mean the date on which a [**] is [**], provided that [**], then [**] hereunder.

1.38.	“[**]” shall mean [**] in any way [**] which [**] and is marketed as a generic product [**].

LICENSE AGREEMENT

1.39.	“Settlement Agreement” shall mean that certain Settlement and Release Agreement entered into by the Parties and dated November 2, 2005.

1.40.	“Settlement Effective Date” shall mean the date on which all of the Settlement Conditions set forth in the Settlement Agreement have occurred such that this Agreement and the settlement becomes effective as provided in the Settlement Agreement.

1.41.	“Signing Date” shall mean October 18, 2005.

1.42.	“Territory” shall mean the United States and its territories and possessions.

1.43.	“Teva DMF” shall mean the drug master file submitted by Teva to the FDA on December 2, 2002 relating to the manufacture of venlafaxine hydrochloride and identified as DMF No. 16281.

1.44.	“Teva Indemnitees” shall have the meaning set forth in Section 11.1.2.

1.45.	“Third Party” shall mean any person or entity other than Wyeth, Teva or any of their respective Affiliates.

1.46.	[**]: [**] provided, however, that such [**]

1.47.	“Transaction Agreements” shall mean this Agreement and the Settlement Agreement.

1.48.	“Valid Claim” shall mean either (a) a claim of an issued and unexpired Patent Right which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which revocation or holding is unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending application for a Patent Right which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of said application.

1.49.	“Wyeth Indemnitees” shall have the meaning set forth in Section 11.1.3.

1.50.	“Wyeth IP” shall mean the IR IP and the XR IP.

1.51.	“XR ANDA” shall mean ANDA No. 76-565 filed with the FDA by Teva, which ANDA seeks approval to market the XR Product.

1.52.	“[**]” shall mean [**].

1.53.	“XR Entry Date” shall mean the earlier of (i) July 1, 2010, [**].

LICENSE AGREEMENT

1.54.	“XR IP” shall mean the IR IP, plus (i) U.S. Patent Nos. 5,916,923, 6,274,171, 6,403,120, 6,419,958, and 6,444,708, (ii) all other U.S. Patent Rights owned or controlled as of the Signing Date or as of the Settlement Effective Date by Wyeth or any of its Affiliates that, but for the licenses contained herein, would be infringed by the manufacture, use, sale, offer for sale or importation of any XR Product (including Compound to the extent necessary to manufacture XR Product), and (iii) all U.S. Patent Rights, claiming (directly or indirectly) priority to such U.S. patents and U.S. Patent Rights identified in clause (i) and (ii) or any of the applications to which any such U.S. patents or U.S. Patent Rights claim (directly or indirectly) priority, that, but for the licenses contained herein, would be infringed by the manufacture, use, sale, offer for sale or importation of any XR Product (including Compound to the extent necessary to manufacture XR Product).

1.55.	“XR New Indication” shall have the meaning set forth in Section 2.2.7.

1.56.	“XR Patent Termination Date” shall mean the date on which [**] contained in the [**] contained herein, [**].

1.57.	“XR Product” shall mean once-daily extended release capsule, which capsule contains venlafaxine hydrochloride as its sole active ingredient and is marketed by Teva or any of its Affiliates as a generic product AB Rated to XR Reference Product (in any dosage strength) in the Territory. For the sake of clarity, XR Product shall not include XR Reference Product.

1.58.	“XR Reference Product” shall mean the once-daily extended release capsule containing, as its sole active ingredient, venlafaxine hydrochloride equivalent to either 37.5mg, 75mg or 150mg of venlafaxine (or other approved dosage strengths) which capsule is marketed in the Territory by Wyeth or any of its Affiliates or licensees as Effexor® XR under NDA No. 20-699.

2.	RIGHTS GRANTED.

2.1.	IR Product Rights.

2.1.1.	Exclusive Commercialization License. Effective as of the IR Entry Date, Wyeth hereby grants to Teva and its Affiliates an exclusive, non-transferable (except to the extent permitted in Section 13.2) license, without the right to grant sublicenses, under the IR IP, to use, offer for sale, sell, import and have imported IR Products, solely for sale to their distributors and customers in the Territory for ultimate resale by such distributors and customers to consumers for use in the Territory. From the Signing Date until the Compound Patent Termination Date, neither Wyeth nor any of its Affiliates will market, sell, supply, distribute or manufacture any Authorized Generic Product of IR Reference Product (in any dosage strength), or license, grant a waiver or otherwise authorize or cause or allow any Third Party to do the same, for sale in the Territory. The license granted under this Section 2.1.1 shall remain in effect until such time as there are no more Valid Claims contained in the IR IP.

LICENSE AGREEMENT

2.1.2.	Manufacturing License. Effective as of the IR Entry Date, Wyeth hereby grants to Teva and its Affiliates a non-transferable (except to the extent permitted in Section 13.2) license, without the right to grant sublicenses, under all IR IP and those foreign counterparts to the IR IP in the territories next specified, to manufacture and have manufactured IR Products (including Compound to the extent necessary to manufacture IR Products) in the United States, [**] the license set forth in this sentence [**], but if outside the Territory, only for the importation of such IR Products and Compound (solely for the purposes of manufacturing IR Products) into the Territory and the other activities in the Territory permitted by the license granted in Section 2.1.1. The license granted under this Section 2.1.2 shall remain in effect until such time as there are no more Valid Claims contained in the IR IP.

2.1.3.	Regulatory Licenses and Waivers. Wyeth hereby grants to Teva a non-transferable (except to the extent permitted in Section 13.2) license or waiver (as applicable), without the right to grant sublicenses, under any regulatory exclusivities that Wyeth or any of its Affiliates has for the IR Products in the Territory, but only to the extent required for Teva and its Affiliates to exercise in full the licenses contained in Sections 2.1.1 and 2.1.2 and the covenant not to sue contained in Section 2.1.5 (as may be expanded under Section 2.1.6). Such license or waiver will be exclusive for the same period of time as the corresponding license, and shall remain in effect until such time as there are no more Valid Claims subject to the licenses contained in Sections 2.1.1 or 2.1.2 or the covenant not to sue contained in Section 2.1.5 (as may be expanded under Section 2.1.6).

2.1.4.	Preparation for Launch. The licenses contained in Sections 2.1.1 to 2.1.3 (other than any license to sell or distribute the IR Products) may be exercised [**] to enable Teva and its Affiliates to undertake reasonably necessary preparations to sell IR Product for use in the Territory as of the IR Entry Date (but not before), provided, however, that solely with respect to manufacturing and shipping to Teva or its Affiliates or Third Party warehouses under Teva’s or Teva’s Affiliates’ control launch amounts of IR Product, the licenses contained in Sections 2.1.1 to 2.1.3 may be exercised [**]. Wyeth will notify Teva as soon as practicable of the expected and actual occurrence of the IR Entry Date. Teva shall not sell or distribute IR Product before the IR Entry Date.

2.1.5.	Covenant Not To Sue. From such time as Teva and its Affiliates may exercise the licenses contained in Sections 2.1.1 to 2.1.4 with respect to the IR Products (including Compound for the purposes of manufacturing IR Products), Wyeth hereby covenants that Wyeth and its Affiliates will not sue, or cause or support any licensee or other Third Party to sue, any

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of Teva or its Affiliates, their manufacturers and importers, or their distributors and customers or their consumers, claiming that the manufacture, use, sale, offer for sale or importation of IR Products (including Compound for the purposes of manufacturing IR Products), within the scope of permitted activities covered by such licenses, infringes any Patent Rights which

(i)	are not included in the IR IP but are owned [**] as of the Signing Date or thereafter by Wyeth or any of its Affiliates, and

(ii)	cover (a) the compositions or formulations of IR Reference Product or IR Product or Compound for the purposes of manufacturing IR Product, or any of their use (including product-by-process claims), or (b) manufacture of IR Product or Compound by or on behalf of Teva or any of its Affiliates using manufacturing processes that (x) are identified or described in the IR ANDA or the Teva DMF as they exist on the Signing Date, or are materially the same thereto, and (y) were conceived prior to the Settlement Effective Date, provided, however, that this covenant not to sue shall not extend to any Valid Claim claiming any (A) manufacturing process used or useful for IR Reference Product, IR Product or Compound for the purposes of manufacturing IR Products, other than those expressly identified in clause (ii)(b) above, or (B) subject to Section 2.1.6, IR New Indication. The foregoing covenant not to sue shall remain in effect until such time as there are no more Valid Claims contained in Patent Rights subject to such covenant not to sue. For sake of clarity, the foregoing covenant not to sue shall be in addition to and shall not limit any of the licenses provided for in Sections 2.1.1 to 2.1.4. Wyeth will impose the foregoing covenant not to sue on any Third Party to which Wyeth or any of its Affiliates may assign, license or otherwise transfer any Patent Rights subject to the foregoing covenant not to sue.

2.1.6.	IR New Indications. Wyeth shall notify Teva reasonably in advance of listing any Patent Rights on the Orange Book for IR Reference Product. If Wyeth or any of its Affiliates has or obtains any rights to Patent Rights claiming any additional, new or supplemental indication (other than MDD or an equivalent of MDD) for IR Reference Product not already approved as of the Signing Date (an “IR New Indication”), and any such Patent Rights are listed in the Orange Book for IR Reference Product, Wyeth hereby extends the covenant not to sue provided in Section 2.1.5 to such Patent Rights [**]

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2.2.	XR Product Rights.

2.2.1.	Exclusive Commercialization License. Effective as of the XR Entry Date, subject to Section 2.2.5 below, Wyeth hereby grants to Teva and its Affiliates an exclusive non-transferable (except to the extent permitted in Section 13.2) license, without the right to grant sublicenses, under the XR IP, to use, offer for sale, sell, import and have imported XR Products, solely for sale to their distributors and customers in the Territory for ultimate resale by such distributors and customers to consumers for use in the Territory. Such exclusive license will expire [**] after the XR Entry Date. From the Signing Date until the foregoing exclusive license expires, neither Wyeth nor any of its Affiliates will market, sell, distribute or manufacture any Authorized Generic Product of XR Reference Product (in any dosage strength), or license, grant a waiver or otherwise authorize or cause or allow any Third Party to do the same, for sale in the Territory.

2.2.2.	Nonexclusive Commercialization License. Effective immediately upon expiration of the exclusive license granted under Section 2.2.1, subject to Section 2.2.5 below, Wyeth hereby grants to Teva and its Affiliates a non-exclusive non-transferable (except to the extent permitted in Section 13.2) license, without the right to grant sublicenses, under the XR IP, to use, offer for sale, sell, import and have imported XR Products, solely for sale to their distributors and customers in the Territory for ultimate resale by such distributors and customers to consumers for use in the Territory. The license granted under this Section 2.2.2 shall remain in effect until such time as there are no more Valid Claims contained in the XR IP.

2.2.3.	Manufacturing License. Effective as of the XR Entry Date, Wyeth hereby grants to Teva and its Affiliates a non-transferable (except to the extent permitted in Section 13.2) license, without the right to grant sublicenses, under the XR IP and those foreign counterparts to the XR IP in the territories next specified, to manufacture and have manufactured XR Products (including Compound to the extent necessary to manufacture XR Products) in the United States, [**] the license set forth in this sentence [**], but if outside the Territory, only for the importation of such XR Products and Compound (for the purposes of manufacturing XR Products) into the Territory and the other activities in the Territory permitted by the licenses granted in Section 2.2.1 and 2.2.2. Such license shall be exclusive for the [**] after the XR Entry Date and thereafter shall be nonexclusive. The license granted under this Section 2.2.3 shall remain in effect until such time as there are no more Valid Claims contained in the XR IP.

2.2.4.	Regulatory Licenses and Waivers. Wyeth hereby grants to Teva a non-transferable (except to the extent permitted in Section 13.2) license or waiver (as applicable), without the right to grant sublicenses, under any regulatory exclusivities that Wyeth or any of its Affiliates has for the XR

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Products in the Territory, but only to the extent required for Teva and its Affiliates to exercise in full the licenses contained in Sections 2.2.1 to 2.2.3 and the covenant not to sue contained in Section 2.2.7 (as may be expanded under Section 2.2.8). Such license or waiver will be exclusive and non-exclusive for the same period of time as the corresponding license, and shall remain in effect until such time as there are no more Valid Claims subject to the licenses contained in Sections 2.2.1, 2.2.2 or 2.2.3 or the covenant not to sue contained in Section 2.2.7.

2.2.5.	Limitation on Licenses. If the XR Entry Date [**] the licenses granted under this Section 2.2 shall [**] that is in the [**], provided that [**].

2.2.6.	Preparation for Launch. The licenses contained in Sections 2.2.1 to 2.2.5 (other than any license to sell or distribute the XR Products) may be exercised [**] to enable Teva and its Affiliates to undertake reasonably necessary preparations to sell XR Product for use in the Territory as of the XR Entry Date (but not before), provided, however, that with respect to manufacturing and shipping to Teva or its Affiliates or Third Party warehouses under Teva’s control launch amounts of product, the licenses contained in Sections 2.2.1 to 2.2.5 may be exercised for [**]. Wyeth will notify Teva as soon as practicable of the expected and actual occurrence of the XR Entry Date. Teva shall not sell or distribute XR Product before the XR Entry Date.

2.2.7.	Covenant Not To Sue. From such time as Teva and its Affiliates may exercise the licenses contained in Sections 2.2.1 to 2.2.6 with respect to the XR Products (including Compound for the purposes of manufacturing XR Products), Wyeth hereby covenants that Wyeth and its Affiliates will not sue, or cause or support any licensee or other Third Party to sue, any of Teva or its Affiliates, their manufacturers and importers, or their distributors and customers or their consumers, claiming that the manufacture, use, sale, offer for sale or importation of XR Products (including Compound for the purposes of manufacturing XR Products), within the scope of permitted activities covered by such licenses, infringes any Patent Rights which

(i)	are not included in the XR IP but are owned [**] as of the Signing Date or thereafter by Wyeth or any of its Affiliates, and

(ii)	cover (a) the compositions or formulations of XR Reference Product or XR Product or Compound for the purposes of manufacturing XR Product, or any of their use (including product-by-process claims), or (b) manufacture of XR Product or Compound by or on behalf of Teva or any of its Affiliates using manufacturing processes that (x) are identified or described in the XR ANDA or the Teva DMF as they exist on the Signing Date, or are materially the same thereto, and (y) were conceived prior to the Settlement Effective Date,

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provided, however, that this covenant not to sue shall not extend to any Valid Claim claiming any (A) manufacturing process used or useful for XR Reference Product, XR Product or Compound for the purposes of manufacturing XR Products, other than those expressly identified in clause (ii)(b) above, or (B) subject to Section 2.2.8, XR New Indication. The foregoing covenant not to sue shall remain in effect until such time as there are no more Valid Claims contained in Patent Rights subject to such covenant not to sue. For sake of clarity, the foregoing covenant not to sue shall be in addition to and shall not limit any of the licenses provided for in Sections 2.2.1 to 2.2.6. Wyeth will impose the foregoing covenant not to sue on any Third Party to which Wyeth or any of its Affiliates may assign, license or otherwise transfer any Patent Rights subject to the foregoing covenant not to sue.

2.2.8.	XR New Indications. Wyeth shall notify Teva reasonably in advance of listing any Patent Rights on the Orange Book for XR Reference Product. If Wyeth or any of its Affiliates has or obtains rights to any Patent Rights claiming any additional, new or supplemental indication (other than MDD or an equivalent to MDD) for XR Reference Product not already approved as of the Signing Date (an “XR New Indication”), and any such Patent Rights are listed in the Orange Book for XR Reference Product, Wyeth hereby extends the covenant not to sue provided in Section 2.2.7 to such Patent Rights [**] with respect to such Patent Rights, [**] XR Product [**] the XR Product [**] to such Patent Rights; provided, however, that, [**] such Patent Rights, [**] with respect to such Patent Rights [**]

2.3.	Sales Outside of Licensed Territory. Teva acknowledges and agrees that the licenses granted to it in Sections 2.1 and 2.2 above each only provide Teva with the right to sell or distribute the IR Products or the XR Products, as applicable, sold under Teva’s applicable ANDAs for use in the Territory. Accordingly, before the Compound Patent Termination Date or XR Patent Termination Date with respect to the IR Products or the XR Products sold under Teva’s applicable ANDAs, respectively, Teva agrees to and to cause its Affiliates to:

(i)	use all commercially reasonable efforts to impose upon its distributors and customers within the Territory for such IR Product or XR Product, as applicable, contractual obligations not to seek or accommodate consumers outside the Territory for such IR Product or XR Product, as applicable;

(ii)	restrict its marketing, promotion, advertisement, sale and distribution of such IR Product or XR Product, as applicable, solely within the Territory;

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(iii)	not intentionally sell, market, promote, advertise, or distribute such IR Product or XR Product, as applicable, for use outside the Territory, and Teva shall use all commercially reasonable efforts to impose upon its distributors and customers a contractual obligation to observe the same;

(iv)	not knowingly, directly or indirectly, sell such IR Product or XR Product, as applicable, to any Third Party for use in the Territory for resale outside the Territory; and exercise its reasonable commercial efforts to ensure its distributors and customers do not ship, sell or otherwise distribute such IR Product or XR Product, as applicable, for ultimate use by patients outside the Territory; and

(v)	not sell such IR Product or XR Product, as applicable, via the Internet outside the Territory, or sell such IR Product or XR Product, as applicable, via mail order outside of the Territory, and Teva shall use all commercially reasonable efforts to impose, as an essential condition of doing business, upon its distributors and customers a contractual obligation to observe same.

[**] to the IR Reference Product or the XR Reference Product [**] such IR Product or XR Product, as applicable, [**].

2.4.	Retained Rights. Other than the licenses and rights expressly set forth above, this Agreement will provide either Party no other right, title or interest, either express or implied, by estoppel or otherwise, in or to any of the other Party’s intellectual property rights, including any patent right, trademark, copyright, trade secret or know-how. Without limiting the foregoing, Teva hereby acknowledges and agrees that, except as expressly set forth in this Agreement (including Article 2 and Section 13.2), it may not sublicense, subcontract or delegate to any Third Party all or part of the rights and obligations of Teva under this Agreement.

3.	CONSIDERATION.

3.1.	Payments.

3.1.1.	IR Product. In consideration of Wyeth entering into this Agreement, Teva shall pay to Wyeth [**] percent ([**]%) of all Profits obtained by Teva or its Affiliates from the sale of IR Products for use in the Territory. In addition to [**] the Settlement Agreement [**]. The consideration to be paid by Teva under this Section 3.1.1 will be payable for all IR Product sold prior to the Compound Patent Termination Date, but not thereafter. Notwithstanding the foregoing, during such period that [**] in the Territory, [**] under this Section 3.1.1 [**].

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3.1.2.	XR Product. In consideration of Wyeth entering into this Agreement, Teva will pay to Wyeth consideration at the rates set forth below on all Profits obtained by Teva or its Affiliates from the sale of XR Products for use in the Territory, for all XR Product sold prior to (but not after) the XR Patent Termination Date:

[**]	[**]
[**]	[**]
[**]	[**]%
[**]	[**]%

[**].

3.2.	[**]. In the event that [**] Wyeth or any of its Affiliates (but not owned by Wyeth or any of its Affiliates) because such Patent Rights [**] prior to the time that Wyeth [**] provided in this Agreement). [**] under any such covenant [**]. In the event that [**] in connection therewith [**] under this Agreement with respect to [**] in this Agreement [**] subject to [**] subject to the foregoing covenants [**].

3.3.	[**]. [**] any agreement with a Third Party that [**].

3.4.	Reports and Payments. For sales of IR Product by Teva or its Affiliates, within [**] days after the end of each calendar quarter, and for sales of XR Product by Teva and its Affiliates, within [**] after the end of each calendar month, Teva will provide Wyeth with a written report of all sales of IR Products and XR Products, as applicable, for use in the Territory made by Teva or its Affiliates during such calendar quarter or calendar month, as applicable, and all Gross Sales, Net Sales and Profits obtained as a result of such sales. Payment of all amounts due to Wyeth shall be made by wire transfer simultaneously with the submission of each such report. The payments to be made by Teva to Wyeth pursuant to this Agreement shall be made in United States dollars.

3.5.	Late Payments. Any payment due to Wyeth from Teva that is not paid on or before the date such payment is due under this Agreement shall bear interest at a rate of twelve percent (12%) per annum.

3.6.	Taxes. Teva and Wyeth shall be responsible for and shall pay all taxes payable on any income to Teva and Wyeth, respectively, arising from any payments by Teva. Each of Teva and Wyeth shall bear sole responsibility for payment of compensation to their respective personnel, employees or subcontractors and for all employment taxes and withholding with respect to such compensation pursuant to Applicable Law. Teva shall have the right to withhold income taxes in the event that the revenue authorities in the applicable country require the withholding of such taxes on amounts paid hereunder to Wyeth. Any such tax paid or required to be withheld by Teva on account of any payments payable to Wyeth under this Agreement shall be deducted from the amount of payments due Wyeth. Teva shall secure and promptly send to Wyeth, as applicable, proof of

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such taxes withheld and paid by Teva for the benefit of Wyeth. Each Party agrees to cooperate with the other Parties in claiming exemptions from such taxes under any statute or regulation from time to time in effect.

3.7.	Record Keeping by Teva; Audits. Teva shall keep and shall cause each of its Affiliates to keep accurate books and accounts of record in connection with the sale of the IR Products and XR Products in sufficient detail to permit accurate determination of all figures necessary for verification of payments required to be paid hereunder (other than Costs of Goods Sold for IR Product (but Costs of Goods Sold for XR Product, and Third Party Royalties included in Cost of Goods Sold for either the IR Product or the XR Product, are auditable hereunder)). All such records shall be maintained for a period of at least [**] (“Wyeth Audit Period”) after the end of the year in which they were generated. Upon reasonable prior notice, for the sole purpose of determining whether Teva is in compliance with the payment provisions of this Agreement, Wyeth shall have the right to have an independent public accounting firm, reasonably acceptable to Teva and not paid in whole or in part by a contingent fee arrangement, access the books and records of Teva and each of its Affiliates as may be reasonably necessary to verify the accuracy of the reports and payments paid hereunder during regular business hours at Teva’s offices and in such a manner as not to interfere unreasonably with Teva’s normal business activities. In no event shall such audits be conducted hereunder more frequently than once every [**]. Prior to commencing any such inspection and audit, any such independent auditor shall have entered into a reasonable and customary agreement with Teva which prohibits the disclosure of any information relating to Teva to any party, including Wyeth, except that such auditor may issue a report to Wyeth, which report shall also be provided to Teva, the sole purpose of which shall be to report to Wyeth whether Teva is in compliance with the payment provisions of this Agreement, including a summary of and sufficient detail regarding the scope, quality, and methodology of such compliance or lack thereof. If such independent accountant concludes that additional payments were owed to Wyeth during such period hereunder, Teva shall pay the additional consideration plus all interest payments due thereon within thirty (30) days after the date Wyeth delivers to Teva such accountant’s written report so concluding. If such independent accountant concludes that Teva overpaid Wyeth hereunder with respect to such period, Wyeth shall reimburse the overpaid amounts within thirty (30) days after such date. Costs for the audit will be paid by Wyeth unless there is a discrepancy in the amount paid of greater than seven and one-half percent (7.5%) in which case Teva shall reimburse Wyeth for the costs of the audit. In the event that Wyeth does not request to exercise its audit right during the Wyeth Audit Period all of Teva’s reports and payments for which the Wyeth Audit Period has expired will be deemed final and binding. Wyeth shall treat all information received from Teva and/or the independent auditor under Sections 3.3 and 3.4 and this Section 3.7 as Confidential Information of Teva pursuant to Article 7.

3.8.	Record Keeping by Wyeth; Audits. In the event that Teva is required to pay to Wyeth [**] as a result of Section 3.2 hereof, Teva, Wyeth shall keep and shall

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cause each of its Affiliates to keep accurate books and accounts of record in connection with [**] that Teva is required to reimburse Wyeth for pursuant to Section 3.2 in sufficient detail to permit accurate determination of all figures necessary for verification of [**] required to be paid by Teva under Section 3.2. All such records shall be maintained for a period of at least [**] (“Teva Audit Period”) after the end of the year in which they were generated. Upon reasonable prior notice, for the sole purpose of determining whether Wyeth is correctly invoicing Teva for such [**] in compliance with the requirements of this Agreement, Teva shall have the right to have an independent public accounting firm, reasonably acceptable to Wyeth and not paid in whole or in part by a contingent fee arrangement, access the books and records of Wyeth and each of its Affiliates as may be reasonably necessary to verify the accuracy of the invoices submitted by Wyeth under Section 3.2 during regular business hours at Wyeth’s offices and in such a manner as not to interfere unreasonably with Wyeth’s normal business activities. In no event shall such audits be conducted hereunder more frequently than once every [**]. Prior to commencing any such inspection and audit, any such independent auditor shall have entered into a reasonable and customary agreement with Wyeth which prohibits the disclosure of any information relating to Wyeth to any party, including Teva, except that such auditor may issue a report to Teva, which report shall also be provided to Wyeth, the sole purpose of which shall be to report to Teva whether Wyeth is appropriately invoicing Teva for such [**]. If such independent accountant concludes that the amounts invoiced by Wyeth were in excess of the amounts properly due during such period hereunder and Teva paid such excess amounts, Wyeth, within thirty (30) days after the date Teva delivers to Wyeth such accountant’s written report so concluding shall provide a refund to Teva in the amount of such excess payments, unless such errors in invoicing were due to errors in Teva’s reporting of Net Sales and Profits to Wyeth, whereupon Wyeth will issue a credit to Teva for such amount. If such independent accountant concludes that the amounts invoiced by Wyeth were less than the amounts properly due during such period, whether because of an error by Wyeth or an error by Teva in reporting Net Sales and Profits to Wyeth, any amount underpaid by Teva as a result thereof with respect to such period, shall be paid by Teva within thirty (30) days after Teva receives such accountant’s report. Costs for the audit will be paid by Teva unless there is a discrepancy (other than as a result of errors in Teva’s reports of Net Sales and Profits) in the amount paid of greater than seven and one-half percent (7.5%) in which case Wyeth shall reimburse Teva for the costs of the audit. In the event that Teva does not request to exercise its audit right during the Teva Audit Period all of Wyeth’s invoices for which the Teva Audit Period has expired will be deemed final and binding. Teva shall treat all information received from Wyeth and/or the independent auditor under Section 3.2 and this Section 3.8 as Confidential Information of Wyeth pursuant to Article 7. This Section shall apply, with reasonable modifications to this Section, to permit verification of the rates and payments under Third Party Authorized Generic Products agreements referred to in Section 3.1.2.

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4.	REGULATORY MATTERS; COMMERCIALIZATION.

4.1.	ANDA Approvals.

4.1.1.	IR Product. Teva may advise the FDA in connection with the IR ANDA (as the same may be converted from a Paragraph III ANDA to a Paragraph IV ANDA as provided in Section 2.E. of the Settlement Agreement) filed by it for the IR Product that the IR ANDA is approvable as a result of the license granted by Wyeth to Teva under Section 2.1, provided, however, that in the event that [**] the IR ANDA [**]. As Teva may reasonably request, Wyeth shall submit appropriate and reasonable documentation to the FDA evidencing the licenses, covenants not to sue and waivers granted to it under this Agreement and the Settlement Agreement for the IR Product. Without limiting the generality of the foregoing, no later than the earlier of (i) June 15, 2006 [**] Wyeth and Teva each shall send a letter to the FDA advising the FDA that Wyeth has granted a license to Teva for the IR Product and, as such, that the FDA may make approval of ANDA No. 76-690 effective on or after the IR Entry Date, assuming such ANDA is otherwise approvable, in order to authorize Teva to market and distribute IR Product in the Territory on and after the IR Entry Date.

4.1.2.	XR Product. Teva may advise the FDA in connection with the XR ANDA filed by it for the XR Product that the XR ANDA is approvable as a result of the license granted by Wyeth to Teva under Section 2.2, provided, however, that in the event that [**] the XR ANDA [**]. As Teva may reasonably request, Wyeth shall submit appropriate and reasonable documentation to the FDA evidencing the licenses and waivers granted to it under this Agreement for the XR Product. Without limiting the generality of the foregoing, no later than the earlier of (i) June 1, 2010 [**], Wyeth and Teva each shall send a letter to the FDA advising the FDA that Wyeth has granted a license to Teva for the XR Product and, as such, that the FDA may make approval of ANDA No. 76-565 effective on or after the XR Entry Date, assuming such ANDA is otherwise approvable, in order to authorize Teva to market and distribute XR Product in the Territory on and after the XR Entry Date.

4.2.	Regulatory Reporting; Pharmacovigilance.

4.2.1.	IR Product. Wyeth shall be solely responsible for all pharmacovigilance activities for the IR Reference Product and all Authorized Generic Products regarding IR Reference Product, including: AE/ADR reporting including literature review and associated reporting; AE/ADR follow-up reporting; preparation and submission of all safety reports to the regulatory authorities as required by local laws and/or regulations in the Territory; maintaining the local safety database; all interactions with health authorities regarding safety; periodic submissions; labeling modifications; safety monitoring and detection; and safety measures (e.g,

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Dear Doctor Letters, restriction on distribution). Teva shall be solely responsible for all pharmacovigilance activities for the IR Product, including: AE/ADR reporting including literature review and associated reporting; AE/ADR follow-up reporting; preparation and submission of all safety reports to the regulatory authorities as required by local laws and/or regulations in the Territory; maintaining the local safety database; all interactions with health authorities regarding safety; periodic submissions; labeling modifications; safety monitoring and detection; and safety measures (e.g, Dear Doctor Letters, restriction on distribution).

4.2.2.	XR Product. Wyeth shall be solely responsible for all pharmacovigilance activities for the XR Reference Product and all Authorized Generic Products regarding XR Reference Product, including: AE/ADR reporting including literature review and associated reporting; AE/ADR follow-up reporting; preparation and submission of all safety reports to the regulatory authorities as required by local laws and/or regulations in the Territory; maintaining the local safety database; all interactions with health authorities regarding safety; periodic submissions; labeling modifications; safety monitoring and detection; and safety measures (e.g, Dear Doctor Letters, restriction on distribution). Teva shall be solely responsible for all pharmacovigilance activities for the XR Product, including: AE/ADR reporting including literature review and associated reporting; AE/ADR follow-up reporting; preparation and submission of all safety reports to the regulatory authorities as required by local laws and/or regulations in the Territory; maintaining the local safety database; all interactions with health authorities regarding safety; periodic submissions; labeling modifications; safety monitoring and detection; and safety measures (e.g, Dear Doctor Letters, restriction on distribution).

4.3.	Regulatory Approvals. Teva shall designate NDC numbers for each presentation of IR Product and XR Product which bear Teva’s or an Affiliate of Teva’s labeler code and a product code which is not confusingly similar to any of the product codes utilized by Wyeth or any of its Affiliates as of the Signing Date for any IR Reference Product or any XR Reference Product (that is, as the product code portion of the NDC number utilized for the IR Reference Product contains either “0701”, “0703”, “0704”, “0705” or “0781” and the product code portion of the NDC numbers utilized for the XR Reference Product contains either “0833”, “0836” or “0837”, neither Teva nor any of its Affiliates shall include any of string of numbers which is identical or confusingly similar to any of the foregoing as the product code portion of the NDC numbers utilized for the IR Product or the XR Product). Wyeth shall have no obligation to obtain, maintain or assist Teva in obtaining or maintaining any (except to the extent expressly provided in Section 4.1) regulatory and governmental permits, licenses and approvals for any IR Product or any XR Product.

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5.	MANUFACTURING.

5.1.	Manufacturing Responsibility. Teva shall be solely responsible for manufacturing IR Product and XR Product in order to supply its demand therefor in the Territory in connection with its exercise of the rights and licenses granted to it hereunder.

6.	INTELLECTUAL PROPERTY.

6.1.	Prosecution and Maintenance of Patent Rights. Wyeth shall have the right, but not the obligation, to file, prosecute and maintain in the Territory, the Wyeth IP owned in whole or in part by Wyeth and licensed to Teva under this Agreement. Wyeth shall use its commercially reasonable efforts to conduct such prosecution and maintenance efforts.

6.2.	Enforcement of Patent Rights. From the Signing Date until the end of the period during which Teva and its Affiliates have an exclusive license under Sections 2.1.1 or 2.2.1, as applicable, Wyeth and Teva will each promptly notify the other Party of any actual or potential infringement of IR IP or XR IP, as applicable, of which it becomes aware arising from any Third Party making, having made, using, selling, offering for sale or importing or having imported (including any infringement arising from any ANDA filing) any generic equivalent to IR Reference Product or XR Reference Product, respectively. Any such notice shall include the then reasonably available evidence to support an allegation of infringement by such Third Party. [**].

6.3.	Patent Rights. Teva admits that the Patents In Suit and U.S. Patent No. 4,535,186 (including any extension thereof) are valid and enforceable. Teva agrees not to and to cause each of its Affiliates not to oppose or challenge the validity or enforceability of, or assert any other claim or defense in patent litigation concerning, the Patents In Suit, or aid or assist any Third Party in challenging, opposing or causing to be challenged, directly or indirectly, the validity or enforceability of, or asserting any other claim or defense against the enforcement of, any of the Patents In Suit in any court or tribunal or in the United States Patent and Trademark Office, and waives any and all invalidity and unenforceability defenses in any future litigation, arbitration or other proceeding with respect to the Patents In Suit. As to the patents included within the IR IP or the XR IP (other than the Patents In Suit), Teva waives any and all invalidity and unenforceability defenses in any future litigation, arbitration or other proceeding. Teva further agrees not to and to cause each of its Affiliates not to oppose or challenge the validity, enforceability or infringement of, or aid or assist any Third Party in challenging, opposing or causing to be challenged, directly or indirectly, the validity, enforceability or infringement of any patent or patent application included within the IR IP or any patent or patent application included within the XR IP (other than the Patents In Suit) in any court or tribunal or in the United States Patent and Trademark Office. The two preceding sentences of this Section 6.3 shall not apply to the extent that any such actions by Teva or any of its

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Affiliates concern the making, using, selling, offering for sale or importation of any product which is neither an IR Product nor an XR Product. [**] the IR Product and XR Product, [**] under this Agreement and the Settlement Agreement [**] the IR Products or XR Products [**] as permitted under this Agreement. [**]. Nothing in this Agreement will be construed as an admission of infringement by Teva, or an admission of non-infringement by Wyeth, of any Patents In Suit.

6.4.	Trademarks. Teva will not use, any of Wyeth’s trademarks, trade names or trade dress or any trademarks, trade names or trade dress which are confusingly similar to any of Wyeth’s trademarks, trade names or trade dress, in connection with its sale, distribution or promotion of any IR Product or XR Product. For the sake of clarity and without limiting the foregoing, any IR Product tablet shall be of a different shape than is any tablet of the IR Reference Product as of the Signing Date, and such IR Product tablets and any XR Product capsules and the packaging therefor shall not bear any markings, trademarks, trade names or other trade dress that are confusingly similar to that used by Wyeth or any of its Affiliates for the IR Reference Product or the XR Reference Product.

7.	CONFIDENTIALITY.

7.1.	Nondisclosure and Nonuse Obligations. Each of Teva and Wyeth shall use Confidential Information of the Disclosing Party only in accordance with and as expressly permitted by this Agreement and shall not disclose to any Third Party any Confidential Information of the Disclosing Party, in each case without the prior written consent of the Disclosing Party, which consent may be provided or withheld in the Disclosing Party’s sole discretion. The foregoing obligations shall survive the expiration or earlier termination of this Agreement for a period of [**]. The foregoing non-disclosure and non-use obligations shall not apply to specific Confidential Information of a Disclosing Party that the Receiving Party can demonstrate

(i)	is known by the Receiving Party at the time of its receipt other than through a prior disclosure by the Disclosing Party, as documented by business records;

(ii)	is at the time of disclosure or thereafter becomes published or otherwise part of the public domain without breach of this Agreement by the Receiving Party;

(iii)	is subsequently disclosed to the Receiving Party by a Third Party who has the right to make such disclosure not in confidence;

(iv)	is developed by the Receiving Party independently of access to or use of any Confidential Information received from the Disclosing Party and such independent development can be documented by the Receiving Party; or

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(v)	is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by the Receiving Party to a Third Party, provided that to the extent practicable notice is promptly delivered to the Disclosing Party and the Receiving Party agrees to reasonably assist the Disclosing Party in order to provide an opportunity to seek a protective order or other similar order with respect to such Confidential Information and thereafter the Receiving Party discloses to the requesting entity only the minimum Confidential Information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the Disclosing Party.

7.2.	Permitted Disclosures. The Receiving Party may disclose specific Confidential Information of the Disclosing Party to its (or its Affiliate’s) employees, consultants or professional advisors, only to the extent reasonably required to accomplish the purposes of this Agreement and only if the Receiving Party obtains prior written agreement from such employees, consultants and professional advisors (other than legal counsel who are otherwise required to maintain confidentiality) to hold in confidence and not make use of such Confidential Information for any purpose other than those permitted by this Agreement. The Receiving Party will use at least the same standard of care (but in no event less than a reasonable standard of care) as it uses to protect its own proprietary or confidential information of a similar nature to ensure that such employees, agents, consultants or suppliers do not disclose or make any unauthorized use of the Confidential Information of the Disclosing Party. Additionally, a Receiving Party may use or disclose specific Confidential Information of the Disclosing Party to the extent it is necessary to do so to take action against the Receiving Party to enforce its rights under this Agreement.

7.3.	Return of Confidential Information. If this Agreement is terminated for any reason, then the Receiving Party, upon the request of the Disclosing Party, shall return to the Disclosing Party all copies of the Confidential Information received from the Disclosing Party hereunder, provided, however, that the Receiving Party’s legal counsel may retain one copy of such Confidential Information in a secure location solely for purposes of determining the Receiving Party’s continuing obligations under this Article 7.

7.4.	Disclosure of Agreement. The Parties agree disclosure of the terms and conditions of this Agreement shall be subject to and governed by Section 7.D of the Settlement Agreement.

8.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

8.1.	Representations and Warranties of Both Parties. Each of Teva and Wyeth hereby represents, warrants and covenants to the other Party that, as of the Signing Date and the Settlement Effective Date:

(a)	it and each of its Affiliates is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of incorporation or formation;

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(b)	the execution, delivery and performance of this Agreement by such Party have been duly authorized by all requisite corporate action and do not require any shareholder action or approval;

(c)	it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(d)	the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof do not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under any other agreement to which it or its Affiliates is a party;

(e)	this Agreement is a binding obligation of it and its Affiliates, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy and similar laws affecting creditors’ rights, and, generally, to general equitable principles; and

(f)	it shall at all times comply with all Applicable Law relating to its activities under this Agreement.

8.2.	Representations and Warranties of Wyeth. In addition to the representations and warranties set forth in Section 8.1, Wyeth represents and warrants to Teva as of the Signing Date and the Settlement Effective Date that neither it nor any of its Affiliates has granted any licenses, authorizations, waivers or other rights concerning any Authorized Generic Product.

8.3.	Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and the other Transaction Agreements and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement and the other Transaction Agreements, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

8.4.	No Other Warranties. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE COMPOUND, THE IR PRODUCTS OR THE XR PRODUCTS OR TEVA’S USE THEREOF OR THAT THE COMPOUND, ANY IR PRODUCT OR XR PRODUCT OR TEVA’S USE OF ANY OF THE FOREGOING OR PRACTICE OF ANY OF THE RIGHTS LICENSED TO TEVA HEREUNDER WILL NOT INFRINGE ANY PATENT OWNED OR CONTROLLED BY ANY THIRD PARTY.

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9.	TERM AND TERMINATION.

9.1.	Term. This Agreement shall become effective as of the Settlement Effective Date and, unless earlier terminated, shall continue in full force and effect (i) with respect to IR Products, until such time as there are no more Valid Claims of Patent Rights either contained in the IR IP (and foreign counterparts thereof) or subject to the covenant not to sue contained in Section 2.1.5 (as may be expanded under Section 2.1.6), and (ii) with respect to XR Products, until such time as there are no more Valid Claims of Patent Rights either contained in the XR IP (and foreign counterparts thereof) or subject to the covenant not to sue contained in Section 2.2.7 (as may be expanded under Section 2.2.8).

9.2.	Termination.

9.2.1.	Material Breach. Either Party may terminate this Agreement by written notice in the event of a material breach by the other Party, which breach remains uncured for a period of ninety (90) days after the non-breaching Party provides written notice of such breach to the allegedly breaching Party.

9.2.2.	Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed with sixty (60) days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of creditors.

9.3.	Effects of Termination. Upon termination of this Agreement by Wyeth pursuant to Section 9.2.1 or 9.2.2, all of the rights and obligations under Articles 2, 3 (other than a final report under Section 3.4, Section 3.7, and Section 3.5 if applicable), 4, 5 and 6 shall terminate, and all rights and licenses granted to Teva shall be immediately terminated. Termination or expiration of this Agreement shall have no effect on the Settlement Agreement. Termination or expiration of this Agreement shall not affect any rights or liabilities of the Parties which may have accrued prior to the effective date of such termination, including any liability Teva may have to make any payment that may be due with respect to activities occurring prior to the effective date of such termination. Upon termination or expiration of this Agreement, Sections 3.8, 8.3 and 8.4 and Articles 1, 7, 9, 11, 12 and 13 of this Agreement will survive and continue in full force and effect.

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9.4.	Effects of Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Wyeth and its Affiliates are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code. The Parties agree that Teva and its Affiliates, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code.

10.	OTHER PATENT RIGHTS.

[**]

11.	INDEMNIFICATION AND INSURANCE.

11.1.	Indemnification.

11.1.1.	Responsibility. As between Wyeth and Teva, Wyeth shall be solely responsible for all product liability claims filed by any Third Party to the extent that they claim injury from the IR Reference Product or the XR Reference Product or any Authorized Generic Products manufactured, sold or distributed by Wyeth or its Affiliates or any of their licensees. As between Teva and Wyeth, Teva shall be solely responsible for all product liability claims filed by any Third Party to the extent that they claim injury from the IR Product or the XR Product manufactured, sold or distributed by Teva or its Affiliates.

11.1.2.	Indemnification by Wyeth. Wyeth shall indemnify, defend and hold harmless Teva, its Affiliates and their respective officers, directors, shareholders, employees, agents, representatives, successors and assigns, heirs, administrators, executors, suppliers and manufacturers (collectively, the “Teva Indemnitees”) from any claims, losses, liabilities, costs, expenses (including reasonable attorney fees) and damages related to personal injury of any Third Party (collectively, a “Liability”), arising out of any product liability claim made by such Third Party to the extent that such product liability claim results from such Third Party being injured by the IR Reference Product or the XR Reference Product or any Authorized Generic Product. Notwithstanding the foregoing, Wyeth shall have no obligations to any Teva Indemnitee under this Section unless Teva (i) gives Wyeth prompt notice of any claim or lawsuit or other action for which it seeks to be indemnified under this Agreement (ii) gives Wyeth sole control of the defense and all related settlement negotiations and (iii) cooperates fully with Wyeth and its agents in defense of the claims or lawsuit or other action. Teva shall have the right to participate in the defense of any such claim, complaint, suit, proceeding or cause of action referred to in this section utilizing attorneys of its choice. However, Teva shall bear the costs associated with its participation.

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11.1.3.	Indemnification by Teva. Teva shall indemnify, defend and hold harmless Wyeth, its Affiliates and their respective officers, directors, shareholders, employees, agents, representatives, successors and assigns, heirs, administrators, executors, suppliers and manufacturers (collectively, the “Wyeth Indemnitees”) from any Liability (as defined in Section 11.1.2) arising out of any product liability claim made by such Third Party to the extent that such product liability claim results from such Third Party being injured by the IR Product or the XR Product. Notwithstanding the foregoing, Teva shall have no obligations to any Wyeth Indemnitee under this Section unless Wyeth (i) gives Teva prompt notice of any claim or lawsuit or other action for which it seeks to be indemnified under this Agreement (ii) gives Teva sole control of the defense and all related settlement negotiations and (iii) cooperates fully with Teva and its agents in defense of the claims or lawsuit or other action. Wyeth shall have the right to participate in the defense of any such claim, complaint, suit, proceeding or cause of action referred to in this section utilizing attorneys of its choice. However, Wyeth shall bear the costs associated with its participation.

11.2.	Insurance. Teva shall obtain and maintain at all times during the term of this Agreement Commercial General Liability Insurance, including Products Liability, with limits of liability of not less than Three Million Dollars ($3,000,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate. Teva USA shall provide Wyeth with a Certificate of Insurance evidencing this coverage within thirty (30) days after the Settlement Effective Date. Such insurance policy shall name Wyeth as an additional insured and Teva shall use its reasonable efforts to ensure such insurance policy contains a provision requiring ten (10) day advance notification to Wyeth in the event of its cancellation or termination. Teva shall secure coverage with insurers having an A.M. Best Rating of A-VII or better. Wyeth acknowledges that Teva may elect at any time during the term of this Agreement to replace such third party insurance with a self-insurance program sufficient to meet the foregoing insurance obligations of Teva. Wyeth shall maintain a self-insurance program sufficient to meet the foregoing insurance obligations of Teva as if those obligations applied to Wyeth.

11.3.	Limitation of Liability. WITH RESPECT TO ANY CLAIM BY ONE PARTY AGAINST THE OTHER ARISING OUT OF THE PERFORMANCE OR FAILURE OF PERFORMANCE OF THE OTHER PARTY UNDER THIS AGREEMENT, THE PARTIES EXPRESSLY AGREE THAT IN NO EVENT SHALL A PARTY BE LIABLE FOR PUNITIVE DAMAGES.

12.	GOVERNING LAW; DISPUTE RESOLUTION.

12.1.	Governing Law; Jurisdiction. This Agreement is subject to and governed by the laws of the State of New York, excluding its conflict of laws provisions. Each of the Parties hereby submits to the exclusive general jurisdiction of the courts of the State of New Jersey and the courts of the United States of America for the

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District of New Jersey in any action or proceeding arising out of or relating to this Agreement and to the jurisdiction of the appellate courts to which appeals are required to be taken from any of the foregoing. Each of the Parties irrevocably waives (i) any defense of inconvenient forum to the maintenance of any such action or proceeding and (ii) its right to a jury trial.

12.2.	Dispute Resolution. The Parties recognize that a bona fide dispute as to certain matters under this Agreement may from time to time arise during the term of this Agreement. In the event of the occurrence of such a dispute, either Party may, by written notice to the other Party, have such dispute referred to their respective officers (designated below) or their successors or designees for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Said designated officers are as follows:

For Wyeth:	Senior Vice President, Corporate Development, Wyeth

For Teva:	Senior Vice President and General Counsel, Teva North America

In the event the designated officers are not able to resolve such dispute through good faith negotiations within such thirty (30) day period, either Party may pursue any legal or equitable remedies available to it by filing a claim in the state or federal courts designated in Section 12.1. Notwithstanding the foregoing, nothing in this Section 12.2 shall prohibit a Party from seeking temporary or injunctive relief from a state or federal court in New Jersey pending the resolution of a dispute in accordance with the provisions of this Section 12.2.

12.3.	Injunctive Relief.

12.3.1.	Against Wyeth. Wyeth agrees that in the event of any breach of Wyeth’s obligations under Section 2.1 or 2.2 or Article 7, Teva will be irreparably harmed and that Teva will have no adequate remedy at law and that Teva will be entitled to seek and obtain and Wyeth will agree to the imposition of temporary and permanent injunctive relief causing Wyeth to immediately discontinue any actions that result in such breach and to not take any such actions in the future.

12.3.2.	Against Teva. Teva agrees that in the event of any breach of Teva’s obligations under Sections 2.1.4, 2.2.6 or 6.3 or Article 7, Wyeth will be irreparably harmed and that Wyeth will have no adequate remedy at law and that Wyeth will be entitled to seek and obtain and Teva will agree to the imposition of temporary and permanent injunctive relief causing Teva to immediately discontinue any actions that result in such breach and to not take any such actions in the future.

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13.	MISCELLANEOUS.

13.1.	[**].

13.1.1.	[**]

13.1.2.	[**]

13.1.3.	[**]

13.1.4.	Miscellaneous.

(i)	For purposes of this Section 13.1, “U.S. Business Days” shall mean any day other than a day which is a Sunday (but not a Saturday) or a day on which banks in New York City, New York are authorized or obligated by law or executive order to not open or remain closed.

(ii)	With respect to [**] shall apply with the roles of the Parties reversed under those Sections. [**] Parties shall meet and discuss, [**].

13.2.	Assignment.

13.2.1.	Assignment by Teva. Teva shall not assign this Agreement or any of its rights or obligations hereunder to any Third Party without the prior written consent of Wyeth, which consent may not be unreasonably withheld. Notwithstanding the foregoing, Teva may assign this Agreement in whole together to (i) any of its Affiliate for so long as they remain Affiliates, or (ii) in connection with the merger, reorganization or consolidation, or the sale of all or substantially all of the assets, of Teva Ltd. or Teva USA; provided, however, that any such assignment shall not relieve Teva of any of its responsibilities for performance of its obligations under this Agreement. Teva shall promptly provide Wyeth with written notice of any such assignment.

13.2.2.	Assignment by Wyeth. Wyeth shall not assign this Agreement or any of its rights or obligations hereunder to any Third Party without the prior written consent of Teva, which consent may not be unreasonably withheld. Notwithstanding the foregoing, Wyeth may assign this Agreement in whole to (i) any of its Affiliate for so long as they remain Affiliates, or (ii) in connection with its merger, reorganization or consolidation or the sale of all or substantially all of its assets to which this Agreement relates; provided, however, that (i) any such assignment shall not relieve Wyeth of any of its responsibilities for performance of its obligations under this Agreement, and (ii) in the event of any such assignment, no Patent Rights of the assignee shall be included in the Patent Rights licensed to Teva hereunder if such Patent Rights were not so licensed prior to such assignment. Wyeth shall promptly provide Teva with written notice of any such assignment.

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13.2.3.	Binding Nature of Assignment. This Agreement shall be binding upon and inure to the benefit of the legal representatives, successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 13.2 shall be void.

13.3.	No Waiver. The failure of either Party to require performance by the other Party of any of that other Party’s obligations hereunder shall in no manner affect the right of such Party to enforce the same at a later time. No waiver by any Party of any condition, or of the breach of any provision, term, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or of any other condition or of the breach of any other provision, term, representation or warranty hereof.

13.4.	Severability. If any provision of this Agreement or the application thereof to any Party or circumstance will, to any extent, be held to be invalid or unenforceable, then (i) the remainder of this Agreement, or the application of such provision to Parties or circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby and each provision of this Agreement will be valid and be enforced to the fullest extent permitted by law, and (ii) the Parties covenant and agree to renegotiate any such provision in good faith in order to provide a reasonably acceptable alternative to such provision or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes and business intent of this Agreement are to be effectuated, with the consequence that this Agreement shall terminate in full if the Parties are unable to renegotiate and agree on such provision.

13.5.	Relationship Between The Parties. Wyeth and Teva are independent contractors under this Agreement. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

13.6.	Correspondence and Notices. All notices given under this Agreement shall be in writing and delivered by hand or sent by nationally recognized overnight delivery service, prepaid registered or certified air mail, or by facsimile confirmed by prepaid first class, registered or certified mail letter, and shall be deemed to have been properly served to the addressee upon receipt of such written communication. Notwithstanding the foregoing, with respect to notices to be delivered pursuant to Section 13.1 (but no other provision of this Agreement), such notices shall be in writing and delivered by hand or sent by email or

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facsimile, as may be required by Section 13.1, in each case confirmed by prepaid first class, registered or certified mail letter, or by nationally recognized overnight delivery service, sent within one (1) business day of the date such notice was emailed or sent by facsimile or was personally delivered, and shall be deemed to have been properly served to the addressee upon receipt of such written communication. Notwithstanding this Section 13.6 and Section 13.1, any obligation of either Party under those Sections to provide notice by email shall be wholly contingent on and subject to the other Party providing current and working email address(es) for receipt of any such notice. For purposes of giving notice under Section 13.1 only, (1) notices to Wyeth shall be sent to the individuals identified below and to up to three (3) additional Wyeth personnel as Wyeth may designate in writing to Teva from time to time, and (2) the email addresses for notice by email pursuant to this Section 13.6 and Section 13.1 for Teva shall be: “richard.egosi@tevausa.com”, and for Wyeth shall be: “varmas@wyeth.com”, “douganr@wyeth.com” and “cohna@wyeth.com”.

Notices to Wyeth shall be sent to:

Wyeth Pharmaceuticals

500 Arcola Road

Collegeville, Pennsylvania 19426

Attn: Senior Vice President, Corporate Business Development

Fax: (484) 865-6476

with a copy to:

Wyeth

5 Giralda Farms

Madison, New Jersey 07940

Attn: General Counsel

Fax: (973) 660-7156

Notices to Teva shall be sent to:

Teva North America

425 Privet Road

PO Box 1005

Horsham, PA 19044-8005 1090

Attention: General Counsel

Fax: (215) 293-6499

and:

Teva Pharmaceutical Industries Ltd.

5 Basel Street

P.O. Box 3190

Petach Tikva 49131, Israel

Attn: Corporate Legal Department –General Counsel

Fax: 011 972-3-926-7429

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In the event that either Party changes its address, such Party shall promptly notify and update the other Party in writing as to such change.

13.7.	Entire Agreement; Amendments. This Agreement (including all of the attached Exhibits), together with the other Transaction Agreements, and all the covenants, promises, agreements, warranties, representations, conditions and understandings contained herein and therein, sets forth the complete, final and exclusive agreement between the Parties with respect to the subject matter hereof and supersedes and terminates all prior and contemporaneous agreements and understandings between the Parties, whether oral or in writing, including the Term Sheet, with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter of this Agreement other than as are set forth in this Agreement and the other Transaction Agreements. No subsequent alteration, amendment, change, waiver or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party. No understanding, agreement, representation or promise, not explicitly set forth herein, has been relied on by either Party in deciding to execute this Agreement.

13.8.	Headings; Defined Terms. The headings and captions used in this Agreement are solely for the convenience of reference and shall not affect its interpretation. The term “including” means “including, without limitation,” and “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole. The word “will” shall be construed to have the same meaning and effect as the word “shall”.

13.9.	Counterparts. This Agreement may be executed in one or more counterparts each of which shall be an original and all of which shall constitute together the same document. Facsimile execution and delivery of this Agreement by either Party shall constitute a legal, valid and binding execution and delivery of this Agreement.

13.10.	Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.11.	References to ANDAs and NDAs. References to any NDA or ANDA in this Agreement include, unless expressly indicated otherwise, all replacements and successors and all amendments and supplements to the foregoing.

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound, have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

WYETH, ACTING THROUGH ITS Wyeth PHARMACEUTICALS DIVISION		TEVA PHARMACEUTICALS USA, INC.

By:	/s/ Bernard J. Poussot	By:	/s/ Mark W. Durand
Name:	Bernard J. Poussot	Name:	Mark W. Durand
Title:	President	Title:	CFO and Senior Vice President, Teva North America

WYETH PHARMACEUTICALS COMPANY, INC.		TEVA PHARMACEUTICAL INDUSTRIES LTD.

By:	/s/ Bernard J. Poussot	By:	/s/ George S. Barrett
Name:	Bernard J. Poussot	Name:	George S. Barrett
Title:	President	Title:	President and CEO, Teva North America

		By:	/s/ William S. Marth
WYETH –WHITEHALL PHARMACEUTICALS INC.		Name:	William S. Marth
		Title:	President and CEO, Teva Pharmaceuticals USA
By:	/s/ Bernard J. Poussot
Name:	Bernard J. Poussot
Title:	President

WYETH PHARMACEUTICALS COMPANY

By:	/s/Bernard J. Poussot
Name:	Bernard J. Poussot
Title:	President

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EXHIBIT 1.11

ELEMENTS OF COSTS OF GOODS SOLD

The following expenses are included in Costs of Goods Sold for purposes of this Agreement:

1.	Direct Materials

Actual costs of the materials used in the manufacturing process that are traced directly to the completed Product and Compound to the extent necessary to manufacture Product, and include:

[**]

[**]

[**]

2.	Direct Labor

The actual allocable cost of employees engaged in production activities [**]

[**]

[**]

3.	Allocated Costs

[**]. These allocated costs include:

[**]

[**]

[**]

Various bases may be used for allocating these costs to manufacturing operating departments including [**]. For purposes of clarity, no overhead will be included in the calculation of Cost of Goods Sold for unutilized or underutilized facilities (i.e., allowable overhead costs for a facility shall be allocated proportionately over the entire manufacturing capacity and other uses of the facility whether or not the entire manufacturing capacity or facility is being utilized).

4.	[**] Products and Compound [**] the manufacture of the Product and such Compound hereunder.

5.	[**], as applicable.